UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2009

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12929 (Commission File Number)	36-4135495 (I.R.S. Employer Identification Number)
1100 CommScope Place, SE P.O. Box 339 Hickory, North Carolina 28602 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (828) 324-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Compensatory Arrangements of Certain Officers

On February 17, 2009, the compensation committee (the “Committee”) of CommScope, Inc. (the “Company”) amended the CommScope, Inc. Annual Incentive Plan (the “AIP”) to provide that the Committee may permit certain participants to elect to receive all or a portion of their AIP award in stock on such terms and conditions as established by the Committee.  The value of the stock issued would be equal to the AIP award approved in respect of the relevant fiscal year, or portion thereof, with respect to which an election has been made, with the number of shares issued determined based on the closing price of the Company’s common stock on the date such election is made.

    Also on February 17, 2009, the Committee approved the payment of AIP awards in respect of fiscal year 2008 to the Company’s named executive officers.  In addition, the Committee determined that the named executive officers are among the participants who may elect to receive all or a portion of their AIP awards in respect of fiscal year 2008 in stock in lieu of cash.  Frank Drendel and Jearld Leonhardt have each elected to receive all of their AIP award in respect of fiscal year 2008 in stock.  As a result, Messrs. Drendel and Leonhardt were issued 62,023 and 18,061 shares, respectively, of Company common stock out of the treasury on February 17, 2009, the date such elections were made, with the number of shares determined based on the closing price of Company common stock on such date.  The other named executive officers will have their AIP awards in respect of fiscal year 2008 paid in cash.  The AIP awards approved for the named executive officers in respect of performance objectives achieved during fiscal year 2008 are as follows:

Name and Principal Position	AIP Award for 2008 Performance Year
Frank M. Drendel Chairman and Chief Executive Officer	$834,836
Brian D. Garrett President and Chief Operating Officer	$417,060
Jearld L. Leonhardt Executive Vice President and Chief Financial Officer	$243,107
Randall W. Crenshaw Executive Vice President and General Manager, Enterprise Solutions	$183,968
Edward A. Hally Executive Vice President and General Manager, Antenna, Cable and Cabinet Group	$344,435

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 17, 2009

COMMSCOPE, INC.

By:	/s/ Frank B. Wyatt, II
Name: Frank B. Wyatt, II
Title: Senior Vice President, General Counsel and Secretary